EXHIBIT (10.33)






               First Amendment to CPI. Corp Employee Profit
                         Sharing Plan and Trust

                        FIRST AMENDMENT TO
                            CPI CORP.
               EMPLOYEES PROFIT SHARING PLAN AND TRUST

         (As Amended and Restated Effective January 1, 1998)

     Pursuant to the provisions of Section 14.1 of Article XIV of the CPI Corp. Employees Profit Sharing Plan and Trust (the
"Plan"), and pursuant to resolutions of the Profit Sharing Plan
Committee, the Plan is hereby amended in the following respect effective January 1, 1999:

     Section 4.12, Form of Contributions, is amended in its entirety to read as follows:

     The Company's contribution shall be made in Qualifying Employer Securities, except: (a) the Company shall make cash contributions to the extent cash is required to be distributed in lieu of fractional shares pursuant to
     Section 8.13; and (b) the Company may, in its sole discretion, contribute in cash any amounts the Company is required to contribute under Section 4.2 which are determined to be Excess Aggregate Contributions as defined in Section 4.10 which must be distributed to Participants from the Plan in accordance with the requirements of Section 4.10 or Section 4.11 within 2 1/2 months following the close of the Plan Year for which they were made, and, in the event such contributions are made in cash, the corresponding distributions shall also be made in cash.

     IN WITNESS WHEREOF, the Profit Sharing Plan Committee has caused this instrument to be adopted on behalf of CPI Corp. this 10 day of March, 1999, effective January 1, 1999.

                             CPI CORP.




                             By:/s/ Alyn V. Essman
                                -------------------
                             Title: Chairman of the Board

                             For the Profit Sharing Plan
                             Committee